Exhibit 99

August 3, 2011

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2011 EARNINGS

Wheeling, WV, August 3, 2011-First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

The Company reported net income of $959,042 or $.58 per share for the six months ended June 30, 2011 compared to $1,128,685 or $.68 per share for the same period during 2010. The decrease in net income for the six months ended June 30, 2011 as compared to the same period in 2010 of $169,643 or 15.0% was primarily the result of the increase in the provision for loan losses combined with the decrease in noninterest income, offset in part by the increase in net interest income and decreases in noninterest expenses and in income tax expense. Net interest income increased $211,952 or 4.9%, primarily due to the decrease in the interest expense paid on interest bearing liabilities combined with the increase in the interest earned on investment securities, offset in part by a decline in the interest and fees earned on loans. The provision for loan losses increased $540,000 during the six month period ended June 30, 2011 as compared to the same period in 2010 primarily due to a specific reserve allocation for one impaired commercial real estate loan. Noninterest income decreased $39,499 or 4.5% primarily due to the decline in service charges and fees earned on deposit accounts, which was offset in part by the increase in the net gains on sales of investment securities combined with the increase in other operating income. Noninterest expenses decreased $18,937 or .5% during the six month period ended June 30, 2011 as compared to the same period in 2010 primarily due to the decrease in occupancy expenses, offset in part by increases in other operating expenses and salary and employee benefits expenses. The ROA was .69% for the six months ended June 30, 2011 as compared to.84% for the same period of the prior year. For the six months ended June 30, 2011, compared to June 30, 2010, the ROE was 6.39% and 7.83%, respectively.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	(Unaudited)
(Dollars in thousands, except share and per share data)	June 30, 2011	December 31, 2010

AT PERIOD END
Total Assets	$284,197	$277,959
Total Deposits	232,828	228,475
Total Loans	117,249	121,367
Total Investment Securities	140,908	133,169
Shareholders’ Equity	32,214	31,101
Shareholders’ Equity Per Share of Common Stock	19.49	18.82

(Dollars in thousands, except share and per share data)	June 30, 2011	June 30, 2010

FOR THE THREE MONTHS ENDED
Net income	409	668
Provision for Loan Losses	570	30
Earnings Per Share of Common Stock*	.25	.40
Dividends Per Share of Common Stock*	.19	.19
Return on Average Assets	.58%	.98%
Return on Average Equity	5.39%	9.18%

FOR THE SIX MONTHS ENDED
Net income	959	1,129
Provision for Loan Losses	600	60
Earnings Per Share of Common Stock*	.58	.68
Dividends Per Share of Common Stock*	.38	.37
Return on Average Assets	.69%	.84%
Return on Average Equity	6.39%	7.83%

Weighted average shares outstanding	1,652,814	1,652,814

*	Share and per share data were adjusted for the 4 percent common stock dividend to stockholders of record as of December 20, 2010.

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”